For Further Information:
 Imagis Technologies Inc.
Sandra Buschau, VP Investor Relations
Tel: (604) 684-2449
E-mail: sandy@imagistechnologies.com

IMAGIS ADDS TWO DIRECTORS TO ITS BOARD

Vancouver, Canada, July 09, 2002; Imagis Technologies Inc. (OTCBB:IGSTF; TSX:NAB; Germany:IGY) is pleased to announce the appointment of Messrs. Deepak Chopra and Treyton L. Thomas to the board of the company effective July 9, 2002.

Mr. Chopra is Chairman and CEO of OSI Systems, Inc. (NASDAQ: OSIS) that announced earlier today an investment in Imagis of US$1.75 million and a strategic alliance to develop and market biometric and imaging solutions for airport security and package screening applications. He has served as OSI Systems' President, Chief Executive Officer and Director since the company's inception in May 1987, and has served as OSI Systems' Chairman of the Board since February 1992.

From 1976 to 1987, Mr. Chopra held various positions with ILC Technology, Inc., a publicly-held manufacturer of lighting products, including serving as Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer of ILC's United Detector Technology Division, which was later acquired by OSI Systems in 1990. Mr. Chopra has also held various positions at Intel Corporation, TRW Semiconductors and RCA Semiconductors. Mr. Chopra holds a B.S. in Electronics and a M.S. in Semiconductor Electronics.

Mr. Thomas founded the investment firm Pembridge Group in 1995 and serves as its Chairman. He also oversees the activities of a personal foundation inaugurated to engage in, and support entities that promote education and access to technology. Prior to founding Pembridge, he spent eleven years in investment banking.

Mr. Thomas received his A.L.B. from Harvard University with highest honors with a concentration in Natural Sciences and an optional field-of-study in Computer Science. He graduated tied for first in his class and was the recipient of both the Dean's Academic Achievement Award, and the Phelps Prize, which is the highest academic award given to three graduates each year based on academic achievement and character. Mr. Thomas is an A.M.P. graduate of the Harvard Business School.

At this time, both Imagis and Pembridge have agreed to end further going private discussions as we could not come to terms on the proposed requisites. Instead, we have agreed to work together collaboratively to accomplish a complementary suite-of-products approach using our public company structure as a platform. The execution of our business plan going forward will include concluding additional strategic joint ventures like the one announced today with OSI Systems, Inc., and the previously announced one with Sanyo Semiconductor Co. Ltd., and continuing the development of bolt-on technologies that can leverage our market penetration into large commercial-scale security applications.

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"We appreciate Mr. Thomas' commitment to continue an association with Imagis as a member of the board," stated Oliver "Buck" Revell, Chairman. "Mr. Thomas will be an active participant on the board and will focus on collaborating with the management of Imagis by identifying, negotiating and bringing together large-scale joint ventures going forward. We would also like to thank Pembridge for their advice and guidance in helping to complete our OSI alliance."

Pembridge Group LP Chairman Treyton L. Thomas summed up his firm's continued interest in Imagis, "The United States is leading a tectonic shift in global defense strategy. The Cold War doctrines of deterrence and containment, which promised massive retaliation against nations, are anachronisms that are ill equipped to address stateless aggressors with no nation or citizens to defend. The new defense paradigm being put into place now is more dynamic and preemptive in nature. An immutable component of this new doctrine will be technology that has the capacity to track and target elusive adversaries on friendly soil before they act."

With respect to the aforementioned, the company announces that the trading blackout imposed by the company on March 5, 2002 on its insiders has been lifted.

The company also announces that Messrs. Fred Clarke and Rory Godinho have resigned as directors of the company. Mr. Godinho will remain as corporate secretary and general counsel for Imagis. The company wishes to thank Messrs. Clarke and Godinho for their valuable contributions during the formative stages of the company.

About OSI Systems Inc.
 OSI Systems Inc. is a diversified global developer, manufacturer and seller of optoelectronic-based components and systems. The company has more than 30 years of optoelectronics experience, and through its family of subsidiaries, competes in four specific growth areas: OEM Manufacturing, Security, Medical and Fiber Optics. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

About Imagis Technologies Inc.
 Imagis Technologies (OTCBB:IGSTF; TSX:NAB; Germany:IGY) is a leading developer of biometric systems using advanced facial and image recognition technology. This includes biometric security solutions and facial identification solutions for such industry sectors as law enforcement, airports, customs & immigration, driver's licenses and passports, and other government agencies. In addition to providing stand-alone software solutions, Imagis offers a biometric facial recognition Software Development Kit (SDK) to third-party integrators and other software providers who want to develop their own biometric solutions based on Imagis' technology.

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The Company, whose Chairman is Oliver "Buck" Revell, the former Associate Deputy Director of the FBI, has over one hundred installations of its software in the United States, the United Kingdom, Canada, and Mexico, including Britain's National Crime Squad (NCS), more than 50 RCMP detachments and police departments across Canada, over 40 police departments across the US, and Toronto's International Airport.

Imagis' technology has been endorsed by leading security agencies and police organizations around the world as an effective measure in identifying criminals, reducing fraud, assisting investigations, and preventing terrorism. More details on Imagis can be found on the Web www.imagistechnologies.com

Companies interested in learning more about Imagis' face recognition software, particularly as it relates to using the Company's software development kit (ID-2000 SDK) to build or integrate third-party solutions, can e-mail our business development team at info@imagistechnologies.com or visit the Company's Web site at www.imagistechnologies.com

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.